Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc.
Board of Directors Approves
Extraordinary Cash Distribution of $3.00 Per Share
and Updates Status of Its Value Maximization Process

Newark, N.J., May 5, 2006 -- Wilshire Enterprises, Inc. (“Wilshire” or the “Company”) (Amex: WOC) announced today that its Board of Directors has approved an extraordinary cash distribution of $3.00 per share. The extraordinary cash distribution, which totals approximately $23.8 million, will be paid on June 29, 2006, to stockholders of record as of the close of business on May 25, 2006.

Sherry Wilzig Izak, Chairman, said, "In October 2004 we presented to stockholders a strategy to increase value by redeveloping or repositioning certain properties and selling non-core assets. We believe that we have made excellent progress against this plan, as reflected in our many public reports and the increase in our liquid assets.

"Yesterday we completed the previously announced sale of the Wilshire Grand Hotel & Banquet Facility for pre-tax proceeds of approximately $6.0 million, including indebtedness paid to Wilshire.

"However, our work is still not complete. We have identified several properties in our portfolio whose value we believe can be considerably and quickly enhanced through relatively modest investments in renovation, permitting and the like. We also believe the value of certain other assets can be maximized most readily over the next few months through individual sale transactions rather than as part of a larger company transaction.

“Therefore, our Board of Directors has authorized management to pursue concentrating first on making modest investments with the objective of improving certain of our properties and pursuing certain individual transactions, followed by an aggressive exploration of opportunities to sell or merge our business. We cannot assure stockholders that we will be successful in these efforts. Of course, no final determination regarding this process will be made until all of our alternatives have been carefully analyzed in concert with our investment banker, Friedman, Billings, Ramsey & Co., Inc., as part of our continuing effort to maximize stockholder value.

"In connection with this process, we have reviewed the financial resources that we believe we will need to accomplish our remaining goals. We believe that the extraordinary cash distribution that we are announcing today strikes the right balance between delivering immediate value to our stockholders and supporting the completion of the initiatives that we expect may unlock additional value over the next few months.

"We are enormously pleased to provide our loyal stockholders with this substantial tangible reward, which represents the initial fruit of our hard work over the past few years to realize the Company's full value.”

At March 31, 2006, the Company’s cash and marketable securities amounted to approximately $45.6 million. During 2006 the Company anticipates paying income taxes of approximately $11.0 million primarily related to real estate transactions.

Wilshire also announced it was unable to reach final terms on the proposed acquisition of the multi-family property called The Village at Gateway Pavilions located in Avondale, Arizona which it had been evaluating as part of a 1031 exchange transaction. The Company no longer expects to complete this acquisition.

FORWARD-LOOKING STATEMENT:
The non-historical statements (including the statements regarding the Company’s two step plan) in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties include uncertainties inherent in any analysis of business transactions and combinations, including the impact of market, economic and competitive conditions on the Company and others, as well as other risks and uncertainties disclosed in the Company's 2005 Form 10-K filed with the Securities and Exchange Commission.

Company Contact: Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact: Neil Berkman, Berkman Associates, 310-826-5051